Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: December 2006

1)	Beginning of the Month Principal Receivables:	$42,325,052,672.01
2)	Beginning of the Month Finance Charge Receivables:	$710,943,830.76
3)	Beginning of the Month AMF Receivables :	$59,367,257.91
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$43,095,363,760.68

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$43,187,940,290.58
16)	End of the Month Finance Charge Receivables:	$721,255,523.99
17)	End of the Month AMF Receivables	$65,427,946.01
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$43,974,623,760.58

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$35,011,912,669.13

22)	End of the Month Seller Percentage	18.93%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: December 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	387,583	$522,077,605.82
	3)	60 - 89 days delinquent	241,842	$350,467,202.23
	4)	90+ days delinquent	521,686	$813,945,718.28

	5)	Total 30+ days delinquent	1,151,111	$1,686,490,526.33

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.84%

7)	Defaulted Accounts during the Month		160,389	$189,221,014.54

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.36%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: December 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,400,257,465.57	17.17%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,664,782,580.00	15.75%

	3)	Prior Month Billed Finance Charges and Fees	$507,380,868.69
	4)	Amortized AMF Income	$35,347,877.25
	5)	Interchange Collected	$130,687,987.20
	6)	Recoveries of Charged Off Accounts	$62,566,647.57
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$735,983,380.71	20.87%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: December 2006

1)	Beginning Unamortized AMF Balance			$183,911,490.94
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$34,839,382.11
	4)	- Amortized AMF Income	$35,347,877.25
5)	Ending Unamortized AMF Balance			$183,402,995.80

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables